EXHIBIT 10.2

DOYLE CAPITAL
LIMITED

1 March 2004

Strictly Private & Confidential

The Directors
American Southwest Holdings Incorporated
4225 N. Brown Ave
Scottsdale, AZ 85251

Dear Sirs,

As a result of changes to the overall structure of the transaction and the issues raised by the SEC in relation to the inability to have a “claw back” arrangement with proposed Warrants, we submit an update to our mandate for your approval. We also wish to confirm our confidence in American South West Holdings Incorporated (“ASW” or “the Company”) and the long-term commitment of Doyle Capital Limited (“DCL”) to the success of the Company. We set out below the scope of our work, the basis of our remuneration and additional terms of our engagement.

Preamble

DCL put a proposal to the Company that it acquire all of the assets of an Australian mineral sands company named Metal Sands Limited via a Takeover Offer. The acquisition has since, with the considerable assistance and involvement of DCL, been completed and ASW now owns 100% of the issued capital of Metal Sands. DCL has also provided interim funding in the form of loans. To date DCL has not received any fees other than the warrants proposed in the original mandate and the loans have not been repaid.

DCL has continued to work on the project on the basis that the substance of the original mandate letter would be honoured by ASW after making adjustments required by the SEC. We therefore write this letter, setting out the fee arrangement for both work completed and in progress.

Scope of our work and work completed

•	DCL acted as corporate adviser to ASW in connection with the acquisition of the shares of Metal Sands Limited (“MSA”). The scope of our role is set out as Annexure 1.

Doyle Capital Limited ABN 52 094 250 352
Level 30, 20 Bond Street Sydney NSW 2000 Phone + 61 2 9239 6000 Fax + 61 2 9239 6060

•	DCL acted as lead capital raiser to ASW. To date, DCL raised all the equity capital required to complete the acquisition and has provided loans to the Company for working capital purposes.

•
DCL will act as corporate adviser in respect of any other future capital raising transactions with which ASW is involved, while the DCL mandate is in place and on terms negotiated from time to time. DCL is currently working on a capital raising which will fund the company so that it can complete a pre-feasibility and feasibility study. Our terms to complete this are contained herein.

•
DCL will act as the ongoing corporate adviser to ASW, unless this mandate is terminated by ASW, which it may do by not less than three months’ written notice to DCL effective at any time after August 2007. Details of this role are set out in Annexure 2.

•	DCL will act in the capacity as the Company’s management until such time as adequate capital has been raised and a complete management team is put in place.

Basis of remuneration

For initiating the MSA transaction, acting as corporate advisor in its completion, the managing ASW and investor relations; DCL will be; or has been remunerated as follows:

•
A total fee of 6% to be paid on all equity raised. DCL will issue an invoice on acceptance of this letter for the amount due hereunder, but is happy for the amount due to remain unsettled until the capital raising currently being contemplated is completed.

•
A monthly retainer of US$20,000 per month for four years commencing on 1st January 2004 payable monthly in advance or in the event that ASW is unable to pay this fee, this decision to be made by DCL, the fee will be accrued until such time as ASW can pay the retainer. The retainer will therefore have no impact on the cash flow of ASW during the early stages of the company’s development. In presenting these terms, we ask that you recognize that DCL commenced work on this project some six months before 1st January 2004.

•
In recognition of the successful takeover, our advice support and assistance to date, we confirm that DCL has been issued with 15,000,000 warrants in ASW at an exercise price of US4c per warrant. Each warrant will convert into one ordinary share in ASW.

For acting as lead arranger in the raising of capital required to complete pre-feasibility we will be remunerated as follows:

•	A total fee of 6% to be paid on all capital raised. This fee will be paid on completion of the capital raising.

ASW will reimburse DCL, on invoice, for

•	the fees and disbursements of legal and other advisers retained by DCL on ASW’s behalf (provided that DCL will consult in good faith with ASW before engaging any such advisers),

•	the costs of any printing and proofing of documents prepared and

•
any other out of pocket expenses incurred in connection with the any of the above transactions (provided that DCL will seek ASW’s authorisation before incurring any such expenses which individually amount to more than AUD$15,000), together in each case with an amount equal to any GST incurred thereon which is not otherwise recoverable by GST.

No fee payable to any other adviser by ASW or by any other business in connection with the acquisition of MSA or the events described above reduce or otherwise affect any fee or commission payable hereunder.

Confidentiality

DCL undertakes to keep confidential any confidential information which is provided to it by ASW or MSA and which is not publicly available and not to disclose such information or to third parties, otherwise than in accordance with the Company’s instructions. Disclosure will, however, be permitted as required by law. Where practicable, before making any required disclosure DCL will notify ASW to provide the opportunity for the ASW to contest such disclosure by lawful means.

Governing Law And No Amendment

The provisions of this letter shall be governed by and construed in accordance with the Law of New South Wales without regard to the conflict of laws provisions thereof.

ASW and DCL irrevocably agree that the Courts of New South Wales are to have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the provisions of this letter.

No variation, amendment, waiver or consensual cancellation of the terms of this letter shall be of any force and effect unless reduced to writing and signed by ASW and by DCL.

Indemnity

Subject to the provisions of clause 5.2 to the contrary, ASW shall indemnify DCL against all claims, actions, proceedings, investigations, demands, judgements and awards (together “Claims”) which may be instituted, made, threatened or alleged against or otherwise involve DCL, and against all losses, liabilities, damages, costs, charges and expenses (together “Losses”) which may be suffered or incurred by DCL, in connection with or arising out of the services rendered or duties performed by DCL under this letter including (without limitation) all Losses which DCL may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any Claim (whether or not DCL is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this paragraph 5 which shall be additional and without prejudice to any rights which DCL may have at common law or otherwise.

DCL shall not be indemnified in respect of any Claims or Losses to the extent that they are finally judicially determined to have arisen as a result of (i) any recklessly negligent act or omission, bad faith or willful default of DCL or (ii) its failure to comply with any of its obligations and/or responsibilities under this letter.

If DCL becomes aware of any Claim, or any matter which may give rise to a Claim, DCL shall promptly notify ASW in writing thereof giving particulars of the Claim provided that failure by DCL to notify ASW shall not relieve ASW from the obligation to indemnify except to the extent that ASW suffer actual prejudice as a result of such failure. Subject to being indemnified and secured to its reasonable satisfaction by ASW against any additional or increased Losses it may suffer or incur as a result of so doing, and subject to the requirements (if any) of DCL’s insurers, DCL shall thereafter consult with ASW regarding DCL’s conduct of the Claim and provide ASW with such information and copies of such documents relating to the Claim as ASW may reasonably request in writing provided that DCL shall not be under any obligation to take into account any requirements of ASW in connection with such conduct nor to provide ASW with a copy of any document which is or may be privileged in the context of the Claim.

No claim shall be made against DCL by ASW to recover any Losses suffered or incurred by ASW in connection with or arising out of the services rendered or duties performed by DCL hereunder unless and to the extent that they arise as a result of (i) any reckless negligent act or omission, bad faith or willful default of DCL or (ii) its failure to comply with any of its obligations and/or responsibilities under this letter.

Any Claims of whatsoever nature which may be made by ASW shall be limited to the amount of fees earned by DCL from ASW.

If any sum payable under this paragraph shall be subject to a charge to taxation in the hands of DCL, the sum payable shall be increased to such sum as will ensure that after payment of such taxation DCL (after giving credit for any tax relief available to DCL in respect of the costs and liabilities giving rise to such payment) shall be left with a sum equal to the sum that it would have received in the absence of such charge to taxation.

ASW agrees that it will not, without the prior written consent of DCL, settle or compromise or consent to the entry of any judgement with respect to any pending or threatened Claim in respect of which indemnification may be sought under this paragraph (whether or not DCL is an actual or potential party to such Claim) unless such settlement, compromise or consent includes an unconditional release of DCL from all liability arising out of such Claim.

If ASW enters into any agreement or arrangement with any adviser for the purpose of or in connection with any of the above transactions, the terms of which provide that the liability of the adviser to ASW or any other person is excluded or limited in any manner, and DCL may have a joint and/or several liability with such adviser to ASW or to any other person arising out of the performance of its duties under this letter, ASW shall:

•	Indemnify DCL in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

•	Take such other action as DCL may require ensuring that DCL is not prejudiced as a consequence of such agreement or arrangement.

In this paragraph, the expression “DCL” shall include DCL and each of its directors and associate companies and DCL, in receiving such indemnity, is acting for itself and as trustee and agent for each of its directors and associate companies with the intent that such indemnity shall be enforceable by DCL and each of its directors and associate companies, in whose favour this shall operate as a stipluatio alteri, capable of acceptance at any time. In this paragraph 5, any right or obligation given to or assumed by ASW shall, to the extent that MSA is controlled by ASW and as the context requires, be read and construed as being a joint and several right or obligation of both ASW and MSA, and ASW shall procure that MSA complies with any such obligation.

Disclosure

Alan Doyle is a director and shareholder of both American Southwest Holdings Inc. and Doyle Capital Limited.

If you agree to the terms set out above, please sign the enclosed copy of this letter and return it to us.

Yours faithfully

Doyle Capital Limited

/s/ Alan Doyle	/s/ Mark Nielsen
Alan Doyle	Mark Nielsen

We agree to the terms of your letter dated 1st July 2004 of which a copy is set out above.

/s/ Peter Holsworth
Director
For and on behalf of:
American South West Holdings Incorporated

Annexure 1

CORPORATE ADVISORY ROLE

The corporate advisory role includes the following:

Project managing the acquisition of Metal Sands, including managing flow of legal documentation and ensuring all components of the acquisition are executed timeously.

Managing external advisers.

Assistance with statutory requirements.

Assistance with negotiations.

Assistance with the due diligence exercise. This includes focusing on high-risk areas.

Assistance with cash flow models, analysis, etc.

Annexure 2

ON-GOING ROLE

The ongoing role as corporate adviser will cover the following:

1.	Act as corporate advisers to the Board of ASW on an on-going basis. This includes ad-hoc investigations, financial modelling, providing input into strategy, etc.

2.	Assist ASW with corporate marketing. This includes reviewing press releases year-end results releases, etc.

3.	Assist with marketing ASW to institutional investors. This includes road show presentations, etc.

4.	Work with market makers to develop liquidity and tradability in the ASW share.

5.	Providing on-going secretarial and accounting services in Australia.

6.	Dealing with US based solicitors on the regulatory issues from Australia.

7.	Assist ASW with its listing.

8.	Managing the date to day activities of the Company.

9.	Performance of the investor relationship management function.